EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of and reference to our name and reports evaluating Teton Energy Corporation’s petroleum and natural gas reserves as of December 31, 2006, December 31, 2007, and December 31, 2008, and the information derived from our reports, as described in Teton Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on March 5, 2009.
NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.

C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer
Dallas, Texas
March 5, 2009